CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Enerl, Inc. (the "Registration Statement") of our report dated December 24, 2008 relating to the consolidated financial statements of Enertech International, Inc., which appears in the Current Report on Form 8-K/A of Ener1, Inc. dated December 31, 2008.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
November 8, 2010